                                                                      EXHIBIT 4g


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.


                       21st CENTURY TELECOM GROUP, INC.
                            STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Agreement") is entered into between 21st Century Telecom Group, Inc., an Illinois corporation (the "Company"), and Robert
J. Currey (the "Executive"), effective November 24, 1999 (the "Date of Grant").

     1.   Grant of Option. The Company hereby grants to the Executive a stock
          ---------------
option (the "Option") to purchase 322,000 shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), at a purchase price of $10.00 per Share, subject to the approval of the shareholders of the Company meeting the requirements of Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended (the "Code"). The terms of the Option with respect to fifty percent (50%) of the Shares (the "Initial Vesting Options") shall differ, in those respects set forth hereinafter, from the terms of the Option with respect to the other fifty percent (50%) of the Shares (the "Later Vesting Options").

     The Option is not granted pursuant to any stock option plan and is not intended to quality as an incentive stock option described in Section 422 of the Code. All provisions of this Agreement are to be construed in conformity with this intention.

     2.   Term. Except as provided below, the Option shall be valid for a term
          ----
commencing on the Date of Grant and ending at 5:00 p.m. Central Time on the last day preceding the tenth (10th) anniversary of the Date of Grant (the "Termination Date"), unless fully exercised or terminated earlier.

          (a) Option Rights Upon Resignation with Notice on or before March 31,
              -----------------------------------------------------------------
     2001 or Upon Termination by the Company for Misconduct. If the Executive's
     ------------------------------------------------------
     employment with the Company is terminated (i) by the Company due to the Executive's "Misconduct" (as defined below in this Section 2(a)), or (ii) by the Executive "with Notice" (as defined below in this Section 2(a)) on or before March 31, 2001, then the Executive shall continue vesting in the Option through the last day of the calendar month in which such termination occurred (or, in the case of termination "with Notice," the last day of the applicable notice period) and thereafter shall cease vesting in the Option, and the Option shall be terminated, with respect to any Shares unvested as of that last day of the month. The Executive shall be entitled to exercise the Option, to the extent vested, at any time or times during the 90-day period following such termination of employment, but in no event after the Termination Date. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such 90-day period.

          For purposes of this Agreement, "Misconduct" means the Executive's willful misconduct or gross neglect of duty (including, without limitation, a material breach by the Executive of the Employment Agreement by and between the Company and the Executive, dated March 6, 1998 (the "Employment Agreement") or the Executive's gross, willful or wanton negligence in performing his duties under his Employment Agreement), which materially adversely affects, or is reasonably likely to materially adversely affect, the financial condition, operations, business or prospects of the Company, which is not cured within fifteen (15) days after the Executive's receipt of written notice thereof.

     For purposes of this Agreement, termination "with Notice" means a termination of the Executive's employment with the Company (i) by the Executive for no reason or for any reason other than "Good Reason," as defined in Section 2(b), pursuant to two (2) months' prior written notice thereof by the Executive to the Company, or (ii) by the Company at any time following receipt of such two
(2) months' notice.

     (b) Option Rights Upon Termination for Good Reason or Other Reason. If the
         --------------------------------------------------------------
Executive's employment with the Company is terminated (i) by the Company for no reason or for any reason other than the Executive's Misconduct, then the Executive shall immediately vest in the Option with respect to any Shares that are not already vested on the date of such termination. The Executive shall be entitled to exercise the Option as to any and all Shares at any time or times on or before the Termination Date.

     For purposes of this Agreement, "Good Reason" means (i) the failure of the Company's Board of Directors (the "Board) to nominate the Executive for re-election to the Board during the "Employment Period, as defined in the Employment Agreement, or the failure of the shareholders to re-elect the Executive to the Board, (ii) a material adverse diminution in the Executive's title, functions, duties or responsibilities as an employee of the Company,
(iii) any material breach of the Employment Agreement by the Company, or (iv) any reduction in the Executive's "Annual Base Salary" or "Annual Bonus," as defined in the Employment Agreement, provided that, in each case, the cause for the termination for Good Reason is not cured within sixty (60) days following receipt by the Company of written notice thereof from the Executive.

     For purposes of this Agreement, "Disability" means the Executive's failure or inability to perform his duties under his Employment Agreement or, upon termination of the Employment Agreement, his duties of employment under any successor employment agreement or employment relationship with the Company or its successor, for a continuous period of six (6) months as a result of any physical and/or mental disability which, in the Company's reasonable determination, renders the Executive incapable of performing his services thereunder or serving in the capacity of a senior executive of a company in the telecommunications industry and is in accordance with the standards for disability as set forth in any long-term disability plan or insurance policy maintained by the Company covering the Executive and similarly situated senior executives of the Company.

     (c) Other Termination of Employment. If the Executive's employment with the
         -------------------------------
Company is terminated by the Executive on or before March 21, 2001, other than a termination "with Notice" or for "Good Reason," then the Executive shall continue vesting in the Option through the last day of the calendar month in which such termination occurred and thereafter shall cease vesting in the Option, and the Option shall be terminated, with respect to any Shares unvested as of that last day of the month. The Executive shall be entitled to exercise the Option, to the extent vested, during the 30-day period following the last vesting date, but in no event after the Termination Date. Unless sooner terminated, this Option shall terminate in its entirety upon the expiration of such 30-day period.

     3. Vesting. During the term provided in Section 2, the Option may
        -------
be exercised in whole or in part only to the extent vested. The Executive shall be fully vested in the Initial Vesting Options as of the Date of Grant. The Executive shall become vested, subject to Section 2 hereof, in 3,354.2 Later Vesting Options on the last day of each month in the period from December 1999 through October 2003, and in 3,352.6 Later Vesting Options on the last day of November 2003. Nothwithstanding the foregoing, immediately prior to a "Change in Control," as defined below in this Section 3, the Option, to the extent then outstanding, shall become 100% vested and immediately exercisable.

     For purposes of this Agreement, "Change in Control" means the occurrence of any one of the following events:

          (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or a recapitalization in which the shareholders of the Company on January 30, 1997 do not continue to beneficially own more than 50% of the continued voting power of the Company's securities, having the right to vote (whether presently or upon exercise, conversion or exchange of any such securities) in the election of directors;

          (b) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company and/or corporations or other entities of which the majority voting power or equity interest is owned directly or indirectly by the Company;

          (c) the day of implementation of any plan or proposal for the liquidation or dissolution of the Company which has been approved by the shareholders of the Company;

          (d) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the shareholders of the Company on January 30, 1997, shall become the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company's securities having the right to vote (whether presently or upon exercise, conversion or exchange of any such securities) in the election of directors; or

          (e) a "Qualified Public Offering" as such term is defined in the Stock Purchase Agreement by and among the Company and the parties thereto dated January 30, 1997;

provided, however, that notwithstanding paragraphs (a) through (d) hereof, a Change in Control shall not be deemed to occur unless the shareholders of the Company on January 30, 1997, receive cash or stock or other equivalent consideration for their shares.

     4.   Procedure for Exercise. Exercise of the Option or a portion thereof
          ----------------------
shall be effected by the giving of written notice to the Company by the Executive (or, after his death, by a person described in the next sentence), stating the number of Shares with respect to which he intends to exercise the Option. Following the death of the Executive, any vested portion of the Option may be exercised by the Executive's personal representative or by the legatee or distributee to whom the Executive's rights under the Option shall pass by will or by the laws of descent and distribution. The Company will issue the Shares with respect to which the Option is exercised upon payment in full of the purchase price (determined by multiplying the number of Shares with respect to which the Option is exercised by the per Share purchase price set forth in
Section 1 hereof) in accordance with Section 5 hereof.

     5.   Payment for Shares. Payment of the purchase price for any Shares
          ------------------
purchased pursuant to the Option shall be made in any combination of the following methods: (i) by cash, (ii) by shares of Common Stock having an aggregate "Fair Market Value" (as defined in the 21st Century Cable TV, Inc. Stock Option Plan, effective January 30, 1997), as determined on the date of delivery, equal to the purchase price, (iii) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise, or
(iv) at the request of the Executive, if the Common Stock is not publicly traded, or in the discretion of the Compensation Committee of the Board (the "Committee") if the Common Stock is publicly traded, by cash for the par value of the Common Stock plus a promissory note for the balance of the purchase price, which note shall contain substantially the terms and conditions set forth in Exhibit A of the Stock Option Agreement by and between the Company and the Executive, dated March 6, 1998 (or such other terms as may be mutually agreed upon by the Committee and the Executive), including without limitation the right to repay the note partially or wholly with Common Stock. The purchase price may be paid in Shares which were received by the Executive upon exercise of the Option. If the purchase price is paid pursuant to (iv) of this Section 5, the Executive shall be obligated to secure such indebtedness by pledging or otherwise hypothecating to the Company the Shares being purchased.

     6.   Reservation of Shares. The Company shall reserve and set apart and
          ---------------------
have at all times, free from preemptive rights, a number of shares of authorized but unissued Common Stock deliverable upon the exercise of this Option sufficient to enable it at any time to fulfill all its obligations hereunder.

     7.   Option Not Transferable and Subject to Certain Restrictions. The
          -----------------------------------------------------------
Option may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code; provided, however, that the Option may be transferred to (i) a trust or limited partnership or other entity which has as its exclusive beneficiaries or equity owners the Executive or members of his immediate family, and (ii) any members of the immediate family of the Executive. For purposes of this Section 7, "immediate family" means the Executive's wife, children, step-children and grandchildren, including relationships arising from legal adoption.

     8.   Withholding Tax. The Company shall have the right to withhold in cash
          ---------------
or Shares of Common Stock, at the election of the Committee if the Common Stock is not publicly traded, and at the election of the Executive if the Common Stock is publicly traded, with respect to any payments made to the Executive under this Agreement any taxes required by law to be withheld because of such payments.

     9.   No Right to Employment. Nothing herein contained shall confer on the
          ----------------------
Executive any right to continuation of employment by the Company or its subsidiaries, or interfere with the right of the Company or its subsidiaries to terminate at any time the employment of the Executive, or, except as to Shares actually delivered, confer any rights as a shareholder upon the holder hereof.

     10.  Compliance with Securities Laws.
          -------------------------------

          (a) The Option shall not be exercisable and the Shares shall not be issued pursuant to any exercise of the Option unless the exercise of the Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of applicable laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) As a condition to the exercise of the Option, the Company may require the Executive to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such representation is required by any law.

          (c) As a condition to exercise of the Option, if the Shareholders Agreement dated as of January 30, 1997, by and between the Company and its Shareholders (as such term is defined therein), is still in effect, the Executive shall be required to execute a counterpart and become a party thereto.

     11.  Participation Rights. In the event of a sale of equity securities by
          --------------------
or on behalf of one or more of the Company's shareholders (in one transaction or a series of transactions) or any merger, share exchange, consolidation or other reorganization or business combination of the Company resulting in a Change in Control, the Executive shall be given timely notice thereof and shall have the right to surrender the Option in such sale and receive, on a pro rata basis, the amount as to which the Option could be converted if it was exercised immediately prior to such transaction, less the Option Price.

     12.  Adjustments. The Committee shall make any adjustments it deems
          -----------
necessary to prevent accretion, or to protect against dilution, in the number and kind of shares with respect to any unexercised portion of the Option, in the number and kind of shares covered thereby and in the applicable price in the event of a stock split or stock dividend.

     13.  Entire Agreement. This Agreement constitutes the entire agreement
          ----------------
between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the Company and the Executive relating to the subject matter hereof.

     14.  Amendment. This Agreement may be amended and/or terminated at any time
          ---------
by mutual agreement of the Company and the Executive, and shall not be amended in a manner adverse to the Executive without the Executive's written consent.

     15.  Governing Law. The construction and operation of this Agreement shall
          -------------
be governed by the internal laws of the State of Illinois, notwithstanding any choice of law provision.

     16.  Definition of "Company." Except where the context otherwise requires,
          ------------------------
the term "Company" shall include 21st Century Telecom Group Inc. and its affiliates.

     The Company and the Executive executed this Agreement as of January 11, 2000.


                                             COMPANY:
                                             -------

                                             21ST CENTURY TELECOM GROUP INC.

                                             By: /s/ Ronald D. Webster
                                                --------------------------------
                                             Name: Ronald D. Webster
                                                  ------------------------------
                                             Title: CFO
                                                   -----------------------------

                                             EXECUTIVE
                                             ---------


                                               /s/  Robert J. Currey
                                             -----------------------------------
                                             Robert J. Currey

                               WAIVER AGREEMENT

     WHEREAS, 21st Century Telecom Group, Inc., or its predecessors or subsidiaries (collectively, the "Company") has granted stock options (the "Options") to the undersigned ("Optionee") under one or more of the Company's option plans or agreements (collectively, the "Plans"); and

     WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of December 12, 1999 among RCN CORPORATION, 21st HOLDING CORP., and 21st CENTURY TELECOM GROUP, INC. (the "Merger Agreement"), which provides for the conversion of the Options into stock options for RCN Corporation ("RCN") with substantially the same terms and conditions as the existing options, subject to adjustment of the number of shares and the option price; and

     WHEREAS, the Company has amended or intends to amend the Plans as necessary to eliminate (1) the acceleration of vesting of stock options on a "Change in Control" of the Company (as defined in the Plan) and (2) the right to receive a cash payment equal to the excess of the value of the option stock over the option price on a "Change in Control" of the Company, both conditioned on the closing of the transaction described in the Merger Agreement; and

     WHEREAS, the effectiveness of the Plan amendments described above, as applied to previously-granted Options, is subject to the consent of Optionee;

     NOW, THEREFORE:

     1. Optionee consents to the elimination of the accelerated vesting and/ or cash-out rights described above, as applied to the Options (and any other options to acquire capital stock of the Company held by Optionee), and agrees that:

      (a) Upon the closing of the transaction described in the Merger Agreement (the "Closing") the Options will be converted into options for common stock of RCN Corporation, with the number of shares subject to the Options and the option price adjusted in accordance with the Merger Agreement.

      (b) As of April 20, 2000, Optionee has previously been granted 600,200 Options to acquire common stock of the Company which are vested and unvested, as follows:

      I                                           II                            III
Name of Plan                           Number of Vested Options      Number of Unvested Options
------------                           ------------------------      --------------------------
21st Century Telecom Group,
Inc., Robert Currey Option Plan,
1999 Stock Option Agreement                       174,417                       147,583

Stock Option Agreement
Between 21st Century Telecom
Group, Inc., and Robert Currey                    214,445                        63,755

2.   Optionee acknowledges that the Stock Option Agreement between 21st
     Century Telecom Group Inc. and Robert Currey, dated November 24, 1999 (the "November 1999 Agreement"), is hereby amended as follows:

     a.  Section (ii) is hereby deleted from the first paragraph of Section 2
         (b).

     b.  The definition of "Good Reason" is hereby amended as follows: Section
         (i) and (iii) are deleted. Section (ii) is restated as follows: "(ii) a material adverse diminution in the Executive's responsibilities as an employee of the Company (but not including a relocation, a change from Executive's position as Senior Vice President Business Management and Operations to another role within the Company of equal level, or a change in reporting relationships within the Company)."Section (iv) is restated as follows: "any material reduction in the Executive's
         "Annual Base Salary" as set forth in the employment letter dated of even date herewith.

     c.  Section 11 is hereby deleted.

3. Optionee acknowledges that the 21st Century Group, Inc. Stock Option Agreement between you and 21st Century Telecom Group, Inc., dated as of March 6, 1998 (the "March 1998 Agreement"), is hereby amended as follows:

     b. The definition of Good Reason for purposes of Section 2(c) shall be the definition of Good Reason in the Stock Option Agreement between Optionee and the Company, dated November 24, 1999, as amended.

     c.  Section 10 is hereby deleted.

4. All of the Vested Options identified in Column II shall be unaffected, and shall continue to be exercisable in accordance with the terms of the grant as stated in the terms of the Plans except as amended herein, and subject to the restrictions set forth in the offer letter between Optionee and RCN dated as of even date herewith.

5. Notwithstanding the above and the terms of the Plans as amended herein, no Unvested Options identified in Column III shall vest by virtue of the Closing and no such Unvested Options shall vest until May 1, 2001. On May 1, 2001, all such Unvested Options shall become vested, provided that Optionee is in continuous service to the Company or its successors from the date of the Waiver Agreement through May 1, 2001. All other terms of the option agreements shall remain unchanged, except as set forth herein or in the offer letter.

6. Optionee further acknowledges and understands that under the Merger Agreement, RCN Corporation has undertaken to register the shares of RCN common stock subject to the Options on Form S-8, as soon as reasonably practicable following the Closing, which will facilitate the marketability of the shares subject to the Options following the Closing.

                                      -2-